Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	Company Contact:
Matthew Knight
Investor Relations
(302) 456-6789
www.sdix.com

Strategic Diagnostics Finalizes Distribution Agreement with MicroBioTests, Inc.

NEWARK, Del., December 22, 2004 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of antibody products and analytical test kits for the food-safety and water-quality markets, today announced the signing of a distribution agreement with MicroBioTests, Inc. (MBT), a European supplier of complementary test kits. Under the agreement, Strategic Diagnostics becomes the exclusive distributor for the Toxkit™ product lines of MBT in the United States and Canada.

“We are delighted to enter into this agreement with MicroBioTests,” commented Matthew Knight, President of SDI. “This agreement continues to position SDI as the single source solution for rapid, on-site toxicity and environmental tests. The product line offers our customers requiring cultural methods an alternative to expensive and labor intensive protocols, allowing users to save both time and money while maintaining quality test results. SDI recently exhibited the Toxkits™ product during the SETAC World Congress with favorable customer response. Attendees were enthusiastic about the availability of new cultural toxicity testing methods. The addition of several new toxicity models will complement the SDI’s Microtox® platform, just as our recent addition of the MTI Metals System has expanded our environmental testing offering.”

Dr. Guido Persoone, President of MicroBioTests, Inc. stated “Through our agreement with SDI, MicroBioTests will be able to expand its growing customer base in North America. There has been a tremendous paradigm shift around the world, such that toxicologists believe a ‘battery approach’ to toxicity is needed to truly understand the environmental impacts of contamination. This partnership allows SDI to provide complementary systems to their Microtox® line, benefiting the end user, and strengthening both SDI and MBT.”

Established in 2001, MicroBioTests, Inc., a Belgium-based company, has commercialized cost-effective, culture/maintenance free toxicity tests. Toxkits™ have been adopted worldwide by toxicology professionals, and thousands of scientific papers have been published on the use of Toxkits™.

Strategic Diagnostics Inc. is the world-leading provider of the rapid Microtox® test methods for determining toxicity in freshwater, marine, and terrestrial environments. SDI technology is used by industry, regulators and researchers to rapidly and cost-effectively monitor and control manufacturing processes, waste discharge, and guard against environmental impact and the effects of contaminants.

About Strategic Diagnostics Inc.

SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI’s test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. Trait Check™, GMO QuickCheck™, and GMO Check™ are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI’s current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI’s public filings with the U.S. Securities and Exchange Commission.